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EXHIBIT 8.--FORM OF TAX OPINION OF WERNER & BLANK CO., L.P.A. TO BE ISSUED ON
            CONSUMMATION OF MERGER


WERNER & BLANK CO., L.P.A.                         7205 WEST CENTRAL AVENUE
A LEGAL PROFESSIONAL CORPORATION                   TOLEDO, OH  43617
                                                   (419) 841-8051
                                                   FAX:  419-841-8380



September 30, 1996

Board of Directors
Hastings Financial Corporation
241 W. State Street
Hastings, Michigan  49058

and

Board of Directors
First Financial Bancorp.
300 High Street
P.O. Box 476
Hamilton, Ohio  45012

Ladies and Gentlemen:

You have requested our opinion as to the federal income tax consequences of the transactions contemplated by a certain Plan and Agreement of Merger dated as of July 2, 1996, by and between Hastings Financial Corporation ("Hastings") and First Financial Bancorp. ("First"), hereinafter referred to as the "Agreement." Our opinion is made in reliance upon and is limited to the following facts and circumstances:

                                      FACTS
                                      -----

Hastings is a corporation organized under the laws of the State of Michigan and is located in Hastings, Michigan. Hastings is a one bank holding company that owns The National Bank of Hastings, Hastings, Michigan (the "Bank").

First is an Ohio corporation and a registered bank and thrift holding company located in Hamilton, Ohio. First is a multibank holding company and thrift holding company.

First and Hastings have only common shares outstanding. Hastings is to be merged into First, under the Agreement and in compliance with applicable Michigan and Ohio law.

Each share of Hastings outstanding on the effective date of the transaction will be converted into shares of common stock of First as provided by the Agreement. The effect of the consummation of the transaction and the exchange of shares will be that shareholders of Hastings will become shareholders of First, and First will own, in addition to its current banking and thrift affiliates, all of the outstanding common stock of the Bank.





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WERNER & BLANK CO., L.P.A.
Page 2
Board of Directors
September 30, 1996


The business of Hastings and First (and affiliates) will continue substantially unchanged after the effective date of the transaction.

No fractional shares will be issued in the transaction. In lieu thereof, holders otherwise entitled to receive such fractional shares will be issued cash.

We are not aware of, and have been advised by the management of Hastings that they have no knowledge of, any plan or intention on the part of shareholders of Hastings to sell or otherwise dispose of an amount of the First shares to be received in the transaction, which could reduce Hastings' shareholders ownership of First shares received in the merger of Hastings and First to shares having an aggregate value as of the date of the transaction, of less than fifty percent (50%) of the value of all the formerly outstanding shares of Hastings as of the same date. For purposes of this statement, shares of Hastings' stock surrendered by dissenters or exchanged for cash in lieu of fractional shares will be treated as outstanding on the date of the transaction. Likewise, shares of Hastings' stock held by Hastings' shareholders and otherwise sold, redeemed or disposed of prior to the consummation of the transaction have been considered in making this statement. In addition, the management of Hastings is not aware of any transfers of Hastings' stock by any holders thereof prior to the effective time of the merger that were made in contemplation of the merger.

The transaction will be carried out pursuant to and in accordance with all applicable corporate and banking laws relating to the transaction. On the effective date, First will succeed to all assets of Hastings and will be liable for the liabilities of Hastings then existing or arising as a result of the transactions.

Following the consummation of the transaction resulting in the merger of Hastings with and into First, First will continue to operate the business that Hastings conducted through the Bank and its existing affiliates in substantially the same manner as such business was conducted before the merger.

Arms-length negotiations were carried on between the management of First and management of Hastings which led to the Agreement and fixed the terms of the transactions. Consideration was given to both financial and nonfinancial factors involved in the transaction and the business benefits from the transaction were discussed and considered by the parties.

In the opinion of the management of First and Hastings, their respective employees and customers will benefit from the affiliation. It is also expected that the transaction will better enable the resulting corporation to compete with other financial institutions.








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WERNER & BLANK CO., L.P.A.
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Board of Directors
September 30, 1996


                                     OPINION
                                     -------

Based upon the above, it is our opinion that the Agreement will have the following federal income tax consequences:

1. The merger of Hastings with and into First will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Hastings and First will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Hastings or First as a result of the transfer of Hastings' assets to and the assumption of its liabilities by First. Section 361(a) and 357(a) of the Code.

3. No gain or loss will be recognized by Hastings' shareholders who exchange their respective shares solely for First shares. Section 354(a) of the Code.

4. The basis of the First shares received by Hastings' shareholders in exchange for their shares will be the same as the basis in the shares exchanged therefor. Section 358(a) of the Code.

5. The holding period of the First shares received by Hastings' shareholders will include the period during which shares exchanged therefor were held, provided such shares were held as a capital asset.
         Section 1223(1) of the Code.

6. The payment of cash in lieu of fractional shares for the purpose of mechanically rounding off the fractions resulting from the exchange, will, in each instance, constitute a distribution not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Internal Revenue Code of 1986, as amended. The amount received will be treated as a distribution in full payment in exchange for the shareholders' fractional share of interest under Section 302(a) of the Code.

7. Any Hastings' shareholder who perfects dissenter's rights and receives solely cash in exchange for such shareholder's Hastings' stock shall be treated as having received such cash as a distribution in redemption of the Hastings' stock subject to the provisions and limitations of
         Section 302 of the Code. If, as a result of such distribution, such Hastings' shareholder owns no First stock, either directly or through the application of the constructive ownership rules of Section 318 of the Code, the distribution will be treated as a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the payment will be treated as a distribution in exchange for the Hastings' stock as provided in Section 302(a) of the Code. Under
         Section 1001 of the Code, gain or loss (subject to any applicable limitations of the Code) will be realized and recognized by such shareholder in an amount equal to the difference between the amount of cash received and the adjusted basis of the Hastings' stock surrendered in exchange therefor.


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WERNER & BLANK CO., L.P.A.
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Board of Directors
September 30, 1996


This letter is solely for your information and use and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, for whatever reason without our prior written consent. Notwithstanding the foregoing, this opinion may be referred to in the Registration Statement for the registration of shares of First to be issued in connection with the transaction which will be filed with the Securities and Exchange Commission and this opinion may be filed as an exhibit to such Registration Statement.

Very Truly yours,




Werner & Blank Co., L.P.A.